Exhibit 10.1

SUPPLEMENTAL INDENTURE NO. 1, dated as of August 13, 2007 (this “Supplement”), to the Junior Subordinated Indenture, dated as of November 23, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), among OHI Financing, Inc., a Delaware corporation, (the “Company”) and The Bank of New York Trust Company, National Association, a national banking association (as successor to JPMorgan Chase Bank, National Association, a national banking association), as trustee (in such capacity, the “Trustee”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture (as amended hereby).

WHEREAS, the Company desires to amend certain provisions of the Indenture as set forth herein; and

WHEREAS, Section 9.2(a) of the Indenture provides that the Company may, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities, and when authorized by a Board Resolution, enter into an indenture supplement;

WHEREAS, Section 6.9(b)(iv) of the Amended and Restated Trust Agreement, among the Company, the Trustee, Chase Bank USA, National Association (the “Delaware Trustee”) and the Administrative Trustees named therein, dated as of November 23, 2005 (the “Trust Agreement”), provides that the Trustee may, with the consent of the holders of not less than a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, enter into an indenture supplement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.              Amendments.  The Indenture is hereby modified effective as of the date hereof as follows:

(a)           Section 1.1 of the Indenture is hereby modified by deleting the definition of “Adjusted EBITDA” contained therein in its entirety and replacing it with the following:

““Adjusted EBITDA” means, with respect to a Relevant Accounting Period, (i) Consolidated Net Income, plus (to the extent deducted to determine Consolidated Net Income) (ii) state and federal income taxes, plus (iii) depreciation and amortization, plus (iv) interest expensed in the cost of goods sold, plus (v) interest expensed from operations.”

(b)           Section 1.1 of the Indenture is hereby modified by adding the definition of “Consolidated Net Income” as follows:

““Consolidated Net Income” means, with respect to any Relevant Accounting Period, the aggregate of the net income of the Guarantor and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP; provided, however, that, without duplication,

(1)           any after-tax effect of (a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) (b) extraordinary, non-recurring or unusual expenses, (c) severance, (d) relocation costs and (e) curtailments or modifications to pension and post-retirement employee benefit plans, in each case shall be excluded,

(2)           the net income for such Relevant Accounting Period shall not include the cumulative effect of a change in accounting principles during such period,

(3)           any after-tax effect of income (loss) from disposed of or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)           any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by either the Company’s Board of Directors or senior management and, for purposes of this clause (4), shall include land and other similar sales) shall be excluded,

(5)           the net income for such period of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person thereof in respect of such period,

(6)           effects of adjustments (including the effects of such adjustments pushed down to the referent Person) in the property and equipment, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(7)           any after-tax effect of income (loss) from (a) the early extinguishment of Debt or (b) Hedging Obligations or other derivative instruments (including the application of Statement of Financial Accounting Standards No. 133) shall be excluded,

(8)           any impairment charge, asset write-off, abandonment charge, deposit forfeiture or write-off of other pre-acquisition costs, or other similar amounts, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(9)           any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(10)         any fees, expenses and charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, investment, asset sale, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any non-recurring costs incurred during such period as a result of any such transaction shall be excluded.”

(c)           Section 1.1 of the Indenture is hereby modified by deleting the definition of “Corporate Trust Office” contained therein and replacing it in its entirety with the following:

““Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of this Indenture is located at 601 Travis, 16th Floor, Houston, Texas  77002, Attn:  Global Corporate Trust - Orleans Homebuilders Trust II.  All notices and correspondence to the Trustee hereunder shall be addressed to Mudassir Mohamed, telephone number (713) 483-6029.”

(d)           Section 1.1 of the Indenture is hereby modified by deleting the definition of “Debt Service” contained therein and replacing it in its entirety with the following:

““Debt Service” means, with respect to a Relevant Accounting Period, without duplication, (i)  interest paid (whether expensed or capitalized) as reported on the Guarantor’s Financial Statements (specifically including interest paid with respect to the Preferred Securities except for (a) any additional interest paid as a result of an increase to the Regular Interest Rate pursuant to Section 3.1(a)(ii) hereof and (b) any interest paid with respect to any non-refundable, cash fee paid in connection with obtaining the consent referred to in Section 2(i)(b) of this Supplement), plus (ii) required principal payments on any Debt (excluding (a) with respect to any purchase money mortgage debt, release prices paid upon the conveyance of any Unit, (b) principal payments with respect to any Credit Facilities or other similar debt instruments entered into by the Company and (c) principal payments made to refinance any Debt), plus (iii) mandatory preferred stock dividends (to the extent paid in cash).”

(e)           Section 3.1(a)(ii) of the Indenture is hereby deleted and replaced in its entirety as follows:

“If, as of the last day of any Fiscal Quarter (the “Measuring Quarter”) (for purposes of this Section 3.1(a)(ii) only, in no event shall this day be earlier than June 30, 2008), as reported by the Company pursuant to Section 7.3(b) hereof,

(A)          the ratio of the Guarantor’s Adjusted EBITDA to Debt Service for the Relevant Accounting Period (ended as of the last day of the Fiscal Quarter for which the determination is being made) (the “Interest Coverage Ratio”) as of the last day of at least each of three of the four consecutive Fiscal Quarters ending with the last day of such Measuring Quarter is less than 1.75 to 1 (an “Interest Coverage Ratio Trigger Event”), or

(B)           the Guarantor’s Consolidated Tangible Net Worth as of the last day of at least each of three of the four consecutive Fiscal Quarters ending with the last day of such Measuring Quarter, is less than the Minimum Consolidated Net Worth Amount (a “Minimum Consolidated Net Worth Trigger Event”),

then the interest rate as set forth in Section 3.1(a)(i) (the “Regular Interest Rate”) shall be increased by 300 basis points (as adjusted, the “Adjusted Interest Rate”) effective as of the first day of the Interest Period immediately following the last day of such Measuring Quarter; provided, that the Adjusted Interest Rate shall cease to apply, and the Regular Interest Rate shall apply (aa) in the case of an Interest Coverage Ratio Trigger Event, effective as of the first day of the Interest Period immediately following the last day of the first Fiscal Quarter thereafter for which the Interest Coverage Ratio is equal to or greater than 1.75 to 1, and (bb) in the case of a Minimum Consolidated Net Worth Trigger Event, effective as of the first day of the Interest Period immediately following the last day of the first Fiscal Quarter thereafter for which the Guarantor’s Consolidated Net Worth is equal to or greater than the Minimum Consolidated Net Worth Amount.  By way of illustration, if an Interest Coverage Ratio Trigger Event occurred with respect to the Fiscal Quarter ending June 30, 2008, but the Guarantor’s Interest Coverage Ratio was equal to or greater than 1.75 to 1 with respect to the Fiscal Quarter ending September 30, 2008, then the Regular Interest Rate would apply for the Interest Period that ends on the July 30, 2008 Interest Payment Date, the Adjusted Interest Rate would apply for the Interest Period that ends on the October 30, 2008 Interest Payment Date, and the Regular Interest Rate would again apply for the Interest Period that ends on the January 30, 2009 Interest Payment Date.”

(f)            Clause (g) of Section 5.1 of the Indenture is hereby deleted and replaced in its entirety as follows:

“(g)         the Adjusted Interest Rate is in effect for eight (8) consecutive Interest Periods, other than the consecutive Interest Periods ending October 30, 2008, January 30, 2009, April 30, 2009, July 30, 2009, October 30, 2009, January 30, 2010, April 30, 2010 and July 30, 2010;”

(g)           A new clause (h) is hereby added to Section 5.1 of the Indenture in its entirety as follows:

“(h)         the Interest Coverage Ratio as of the last day of the Relevant Accounting Period ending March 31, 2010 or June 30, 2010, as applicable, is less than 1.25 to 1; provided that the Adjusted Interest Rate has been in effect for the six (6) prior consecutive Interest Periods; or”

(h)           A new clause (i) is hereby added to Section 5.1 of the Indenture in its entirety as follows:

(i)            “the Interest Coverage Ratio as of the last day of the Relevant Accounting Period ending September 30, 2010 is less than 1.75 to 1; provided that the Adjusted Interest Rate has been in effect for the eight (8) prior consecutive Interest Periods.”

(i)            The Company shall immediately notify the Trustee and the fund manager of the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities (the “Fund Manager”) of the occurrence of any of items (g), (h) and (i) hereunder.

(j)            Article X of the Indenture is amended by adding the following Sections 10.9, 10.10,10.11, 10.12 and 10.13:

“SECTION 10.9.    Reserve Fund.

(a)           Subject to Section 10.11(a), on or prior to September 30, 2007 the Company shall deposit or cause to be deposited with the Trustee (for the benefit of the Holders of the Preferred Securities) the amount of $5,000,000.00 for the purpose of establishing a reserve fund to secure the payment obligations of Orleans Homebuilders Trust II (“OHT II”) of the Preferred Securities (and not to secure any repayment obligations of the Company with respect to the Securities).  Subject to Section 10.11(a), in the event the Company has paid the Adjusted Interest Rate for the four (4) consecutive Interest Periods ending July 30, 2009, the Company shall, on July 30, 2009, deposit with the Trustee the additional amount of $2,500,000.00 to secure OHT II’s repayment obligations of the Preferred Securities.  The foregoing amounts shall be deposited in a securities account established with the Trustee in the name of the Trustee (the “Reserve Account”).  Amounts held in the Reserve Account shall be invested in a money market fund to be agreed upon by the Company and the Trustee.  The Trustee shall have no liability for losses on any investments made hereunder.  Any amounts earned on funds on deposit in the Reserve Account shall be added to amounts on deposit in the Reserve Account.  Amounts deposited in the Reserve Account pursuant to this Section 10.9(a) or pursuant to Section 10.11(c) are referred to herein as the “Reserve Fund” and shall be disbursed by the Trustee upon the occurrence of (i) a Note Event of Default (as defined in the Trust Agreement), other than a Note Event of Default specified in Section 5.1(c) or (f) of this Indenture unless such Note Event of Default results in a declaration of acceleration pursuant to Section 5.2(a) of this Indenture, or (ii) an Event of Default set forth in clause (b) or (c) of the definition of “Event of Default” in the Trust Agreement, at such times and in such amounts as designated by the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities in their sole discretion in respect of OHT II’s repayment obligations of the Preferred Securities, provided that any disbursements made by the Trustee pursuant to a Note Event of Default caused by an Event of Default under Section 5.1(a) of the Indenture shall be in an amount not to exceed the aggregate amount of all distributions then in default.

(b)           The Company agrees and acknowledges that neither the insufficiency or sufficiency of the amount of, nor the unavailability or availability of, the Reserve Fund is intended to, and shall therefore not, constitute a limitation on the obligation of the Company to pay when due all amounts due under the Securities.  Upon  the earlier of (x) compliance with the Interest Coverage Ratio, (y) the satisfaction of the conditions set forth in Section 4.1 of this Indenture and (z) the satisfaction of the conditions set forth in Section 13.2 of this Indenture, as certified to the Trustee pursuant to a certificate delivered to the Trustee by the Company and the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, the balance of the Reserve Fund then in the Trustee’s possession shall be paid over to the Company.  The Trustee shall have no liability for any action taken in reliance on such certificate.  In the event the balance of the Reserve Fund is paid over to the Company in accordance with this Section 10.9(b), the parties hereto agree to immediately (but no later than 10 days) execute any supplemental indenture and other documents which may be reasonably necessary upon the occurrence of an Interest Coverage Ratio Trigger Event to restore and reinstitute the Reserve Fund previously paid over to the Company and related provisions including Sections 1.01 and 1.02 hereof all as set forth herein.

SECTION 10.10     Security Interest in Interest Reserve Fund.

(a)           The Company hereby pledges, assigns and grants a security interest to the Trustee, as security for repayment of the Preferred Securities, in all of the Company’s right, title and interest in and to the Reserve Fund under Section 10.9(a).  The Reserve Fund shall be under the sole dominion and control of the Trustee.

(b)           The Company shall not, without the prior written consent of the Holders of a majority in aggregate principal amount of the Outstanding Preferred Securities in aggregate Liquidation Amount of the Outstanding Preferred Securities, further pledge, assign or grant any security interest in the Reserve Fund or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming the Trustee as the secured party, to be filed with respect thereto.

SECTION 10.11.    Provisions Regarding Letters of Credit.

(a)           Delivery of Letters of Credit.

(i)            The Company may, in its sole discretion, deliver to the Trustee (for the benefit of the Holders of the Preferred Securities) a Letter of Credit in lieu of all or any portion of the Reserve Fund.  For purposes of this Indenture, the term “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities in favor of the Trustee and entitling the Trustee to draw thereon as provided in this Section 10.11 in Houston, Texas or such other city as agreed to by the Trustee and the Company (with a copy of the documents necessary for a draw sent via facsimile to the extent required by the issuing bank), issued in U.S. Dollars by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  For purposes of this Section 10.11, the term “Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

(ii)           The Company shall give the Trustee no less than fifteen (15) days written notice of the Company’s election to deliver a Letter of Credit and the Company shall pay to the Trustee all of the Trustee’s reasonable out-of-pocket costs and expenses in connection therewith.  The Company shall not be entitled to draw from any such Letter of Credit.  Upon fifteen (15) days written notice to the Trustee and the Fund Manager, the

Company may replace any Letter of Credit delivered pursuant to this Section 10.11 with a cash deposit in an amount equal to the notional amount of such Letter of Credit.

(iii)          Under no circumstances shall the Trustee as beneficiary under the Letter of Credit be required to transfer the Letter of Credit to a second beneficiary.  In the event that any of the Company, the Fund Manager or the Trustee determines that (i) the Letter of Credit should be transferred to a second beneficiary or (ii) the Trustee should no longer hold the Letter of Credit, any of the Company, the Fund Manager or the Trustee may require that the existing Letter of Credit be cancelled and that a new Letter of Credit be issued to the second beneficiary by giving to each of the other parties no less than fifteen (15) days written notice of such requirement, at which time the parties shall, if necessary and requested by any party, endeavor to enter into a supplemental indenture (and other documents which may be reasonably necessary) to address any circumstances arising as a result of such transfer.

(b)           Each Letter of Credit delivered under this Indenture shall be additional security for all payments of the Preferred Securities (and not to secure any repayment obligations of the Company with respect to the Securities).  Upon the occurrence of (i) a Note Event of Default (as defined in the Trust Agreement), other than a Note Event of Default specified in Section 5.1(c) or (f) of this Indenture unless such Note Event of Default results in a declaration of acceleration pursuant to Section 5.2(a) of this Indenture, or (ii) an Event of Default set forth in clause (b) or (c) of the definition of “Event of Default” in the Trust Agreement, the Trustee, upon actual receipt of notice concerning such occurrence, shall draw on any Letter of Credit in full or in part, as directed by the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, and apply all or any part thereof to any payments required with respect to the Preferred Securities under the same circumstance that it would be entitled to use the Reserve Fund.

(c)           The Trustee shall, as directed by the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, draw in full any Letter of Credit:  (i) if the Trustee has received a written notice from the issuing bank or the Company that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of written notice from the issuing bank or the Company that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Indenture or a substitute Letter of Credit is provided no later than (10) Business Days prior to such termination); or (iii) if the Trustee has received written notice from either the Company, the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, or the issuing bank that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and the Company has not replaced the outstanding Letter of Credit with a substitute Letter of Credit from an Eligible Institution within ten (10) Business Days of notice to the Company by the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, it being understood that upon the receipt by the Trustee of any notice under this Section 10.11(c), the Trustee shall promptly forward such notice to the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities.  Upon the occurrence of any of the circumstances contemplated in items (i), (ii) or (iii) above, the Company shall provide prompt written notice to the Fund Manager and the Trustee.  In the event that the Trustee is entitled to draw on the Letter of Credit pursuant to this Section 10.11(c), so long as no Event of Default has occurred and is continuing, the Trustee shall, as directed by the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, deposit such Letter of Credit proceeds into the Reserve Account as Reserve Funds pursuant to Section 10.9(a).  Notwithstanding anything to the contrary contained in the above, the Trustee shall not be liable for any losses sustained by any person due to the insolvency of the bank issuing the Letter of Credit.  Upon the satisfaction of the conditions set forth in Section 4.1 or Section 13.2 of this Indenture as determined by a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, the Trustee shall, as directed by the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, return any outstanding Letter of Credit to the Company and the Company is hereby authorized, upon such return, to, or cause the issuing bank to, terminate or otherwise cancel that Letter of Credit.

SECTION 10.12.    Delivery of Information.  For so long as any of the Securities remain Outstanding and the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities as of the date of execution of the Confidentiality Agreement (defined below) continue to hold a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, the Company shall deliver (through access to a shared data base or such other method reasonably acceptable to the Fund Manager as of the date of the execution of the Confidentiality Agreement) to the Fund Manager as of the date of execution of the Confidentiality Agreement dated as of April 25, 2007 by and among the Company and such fund manager (the “Confidentiality Agreement”) all such financial data and information in the possession of the Company as the Fund Manager of the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities as of the date of execution of the Confidentiality Agreement may reasonably request from the Company; provided, however, that all information received by the Fund Manager as of the date of execution of the Confidentiality Agreement pursuant to this Section 10.12 shall be subject to the Confidentiality Agreement.”

SECTION 10.13.    Inspection of Books and Records.  The Company shall permit the Fund Manager as of the date of execution of the Confidentiality Agreement to examine the books and records of account of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of such Persons with, and to be advised as to the same by its officers, all at such reasonable times and intervals during normal business hours as the Fund Manager as of the date of execution of the Confidentiality Agreement may reasonably request, at the expense of  the Fund Manager as of the date of execution of the Confidentiality Agreement; provided, that should the Company be in default under this Indenture, all expenses incurred in exercising the rights granted to the Fund Manager as of the date of execution of the Confidentiality Agreement under this Section 10.13 shall be borne by the Company; provided further that the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities as of the date of execution of the Confidentiality Agreement continue to hold a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities in order for such fund manager to have access to any such information under this Section 10.13.  The Fund Manager as of the date of execution of the Confidentiality Agreement shall use good faith efforts to coordinate such inspections so as to minimize the interference with and disruption to the Company’s normal business operations.”

(k)           Section 11.1 of the Indenture is hereby deleted and replaced in its entirety as follows:

“Section 11.1         Optional Redemption.

The Company may, at its option, on or after January 30, 2011, redeem the Securities in whole at any time or in part from time to time, at a Redemption Price equal to one hundred percent (100%) of the principal amount thereof (or of the redeemed portion thereof, as applicable), together, in the case of any such redemption, with accrued and unpaid interest, including any Additional Interest, through but excluding the date fixed as the Redemption Date (the “Optional Redemption Price”).”

(l)            Section 11.3 of the Indenture is hereby deleted and replaced in its entirety as follows:

“Section 11.3         Election to Redeem; Notice to Trustee.

The election of the Company to redeem any Securities, in whole or in part, shall be evidenced by or pursuant to a Board Resolution. In case of any redemption at the election of the Company, the Company shall, not less than thirty (30) days and not more than sixty (60) days prior to the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee and the Property Trustee under the Trust Agreement in writing of such date and of the principal amount of the Securities to be redeemed and provide the additional information required to be included in the notice or notices contemplated by Section 11.5. In the case of any redemption of Securities, in whole or in part, (a) prior to the expiration of any restriction on such redemption provided in this Indenture or the Securities or (b) pursuant to an election of the Company which is subject to a condition specified in this Indenture or the Securities, the Company shall furnish the Trustee with an Officers’ Certificate and an Opinion of Counsel evidencing compliance with such restriction or condition.”

(m)          A new Article XIII entitled “Legal Defeasance and Covenant Defeasance” is hereby added in its entirety as follows:

“ARTICLE XIII     LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 13.1           Option to Effect Legal Defeasance or Covenant Defeasance.  The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee, the Fund Manager as of the date of execution of the Confidentiality Agreement, and the Property Trustee, at any time, elect to have either Section 13.2 or 13.3 hereof applied to all Outstanding Securities upon compliance with the conditions set forth below in this Article XIII; provided; however, upon the Company’s exercise pursuant to this Section 13.1, the interest rate at which the Securities shall bear interest shall be a fixed rate equal to 8.61% per annum.

Section 13.2           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 13.1 hereof of the option applicable to this Section 13.2, the Company and the Guarantor shall, subject to the satisfaction of the conditions set forth in Section 13.4 hereof, be deemed to have been discharged from their obligations with respect to all Outstanding Securities and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire obligation represented by the Outstanding Securities, which shall thereafter be deemed to be Outstanding only for the purposes of Section 13.5 hereof and the other Sections of this Indenture referred to in (i), (ii) and (iii) below, and to have satisfied all its other obligations under such Outstanding Securities and this Indenture including that of the Guarantor (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)            the rights of Holders of Securities to receive payments in respect of the principal of, premium, if any, and interest on the Securities when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 13.4 hereof;

(ii)           the Company’s obligations with respect to Securities under Article II and III and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)          the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and Guarantor’s obligations in connection therewith, including pursuant to Section 6.6 hereof; and

(iv)          this Section 13.2.

Subject to compliance with this Article XIII, the Company may exercise its option under this Section 13.2 notwithstanding the prior exercise of their option under Section 13.3 hereof.

Section 13.3           Covenant Defeasance.

Upon the Company’s exercise under Section 13.1 hereof of the option applicable to this Section 13.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 13.4 hereof, be released from their obligations under the covenants contained in Sections 10.3, 10.4, 10.5 and 10.6 hereof with respect to the Outstanding Securities on and after the date the conditions set forth in Section 13.4 hereof are satisfied (“Covenant Defeasance”), and the Securities shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed Outstanding for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the Outstanding Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 5.1 hereof, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 13.1 hereof of the option applicable to this Section 13.3 hereof, subject to the satisfaction of the conditions set forth in Section 13.4 hereof, Section 5.1(c) hereof shall not constitute an Event of Default.

Section 13.4           Conditions to Legal or Covenant Defeasance.The following shall be the conditions to the application of either Section 13.2 or 13.3 hereof to the Outstanding Securities:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Securities:

(i)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Securities, cash in U.S. dollars, Government Obligations, or a combination thereof, in such amounts as will be sufficient, together with the interest or increment to accrue thereon (but without further reinvestment) in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of (premium, if any) and interest due on the Securities based upon a rate of 8.61% per annum on the Stated Maturity or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Securities, and the Company must specify whether such Securities are being defeased to maturity or to a particular redemption date;

(ii)           in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that,

(a)           the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)           since the issuance of the Securities, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)          in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, the Holders of the Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)          no Default or Event of Default (other than a Default or Event of Default resulting from borrowing funds to be applied to that deposit) shall have occurred and be continuing on the date of such deposit;

(v)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Company or the Guarantor is a party or by which the Company or the Guarantor is bound;

(vi)          the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(vii)         the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or the Guarantor or others; and

(viii)        the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 13.5           Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 13.6 hereof, all money and Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 13.5, the “Trustee”) pursuant to Section 13.4 hereof in respect of the Outstanding Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Obligations deposited pursuant to Section 13.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Securities.

Anything in this Article XIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Obligations held by it as provided in Section 13.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 13.4(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 13.6           Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium and Additional Interest, if any, or interest on any Security and remaining unclaimed for two years after such principal, and premium and Additional Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Company, cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 13.7           Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Obligations in accordance with Section 13.2 or 13.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and Guarantor’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.2 or 13.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 13.2 or 13.3 hereof, as the case may be; provided that, if the Company make any payment of principal of, premium and Additional Interest, if any, or interest on any Security following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money held by the Trustee or Paying Agent.

Section 2.              Conditions to the Effectiveness of this Supplement.  This Supplement will become effective as of the date first written above upon:

(i)      receipt by the Trustee of the consents of (a) Holders of not less than a majority in aggregate principal amount of the Outstanding Securities and (b) holders of not less than a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities;

(ii)     execution of signature pages hereto from the Company and the Trustee;

(iii)    receipt by the holders of the Outstanding Preferred Securities, on a pro rata basis, of a cash payment in the amount of $750,000 to be treated by such holders in the manner specified by the Fund Manager;

(iv)    receipt by the Trustee, to hold for the benefit of the holders of a majority in aggregate Liquidation Amount of the Outstanding Preferred Securities, $5,000,000 in cash or a $5,000,000 letter of credit, which shall be subject to the terms specified in Sections 10.9, 10.10 and 10.11;

(v)     receipt by the Trustee and the Fund Manager of all costs and expenses incurred by each of them in connection with this Supplement, including reasonable attorney fees;

(vi)    receipt of an Opinion of Counsel relating to this Supplemental Indenture in accordance with Sections 1.2 and 9.3 of the Indenture; and

(vii)   receipt of an Officers’ Certificate relating to this Supplemental Indenture in accordance with Sections 1.2 and 9.3 of the Indenture.

The modifications contemplated hereby shall apply only from and after the date of effectiveness of this Supplement.

Section 3.              Counterparts.  This Supplement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Supplement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 4.              Applicable Law.  THIS SUPPLEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.              Headings.  The headings of this Supplement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.              Effect of Supplement.  Except as expressly set forth herein, this Supplement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Holders under the Indenture, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture or any other provision of the Indenture, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 7.              Trustee’s Acceptance.  The Trustee accepts the trust in this Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture.  The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein which have been made by or on behalf of the Company.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

OHI FINANCING, INC.

By:	/s/ Garry Herdler
	Name:	Garry Herdler
	Title:	Executive Vice President and Chief
Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (as successor to JPMORGAN CHASE BANK, NATIONAL ASSOCIATION)

By:	/s/ Maria D. Calzado
	Name:	Maria D. Calzado
	Title:	Vice President

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